Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports First Quarter 2011 Results

DALLAS – April 29, 2011 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the first quarter ended March 31, 2011. The quarter results were reported in EFH’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) this morning.

“Our company had solid operational performance during the quarter, despite the severe winter weather and continues to serve a rapidly improving Texas economy.” said John Young, CEO, Energy Future Holdings.

First Quarter GAAP Results

For the first quarter 2011, EFH reported a consolidated net loss (in accordance with GAAP) of $362 million compared to reported net income of $355 million for the first quarter 2010. The first quarter 2011 reported net loss included (all after tax) $203 million in commodity-related unrealized mark-to-market net losses largely related to positions in EFH’s natural gas hedging program, partially offset by $92 million in unrealized mark-to-market net gains on interest rate swaps that hedge our variable-rate interest expense and a $14 million gain related to a counterparty bankruptcy settlement.

The first quarter 2010 reported net income (in accordance with GAAP) included (all after tax) $639 million in unrealized commodity-related mark-to-market net gains and a $9 million debt extinguishment gain resulting from a first quarter 2010 debt exchange, partially offset by $70 million in unrealized mark-to-market net losses on interest rate swaps and an $8 million deferred income tax charge recorded as a result of the health care legislation enacted by Congress in March 2010.

First Quarter Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the first quarter 2011 totaled a net loss of $265 million compared to a net loss of $215 million for the first quarter 2010. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the first quarter 2011 and 2010, see Tables A1 and A2.

First quarter 2011 adjusted (non-GAAP) operating results from the competitive business declined $37 million (after tax) as compared to first quarter 2010. The decrease reflected (all after tax) a $70 million decline in contribution margin driven by lower net margin from commodity hedge prices, asset management and retail activities, a severe winter weather event that resulted in the unavailability of certain of our generation units in February 2011, lower retail consumption primarily due to milder weather, higher fuel expense at the legacy baseload generation units (primarily due to increased coal transportation expenses and higher uranium and conversion costs) and lower production from the legacy baseload generation units. Factors favorably impacting contribution margin include incremental output from the three new lignite-fueled generation units at Sandow and Oak Grove and lower amortization of intangible assets arising from purchase accounting. Other factors contributing to the lower operating results were a $17 million increase in depreciation reflecting the three new lignite-fueled generation units as well as reinvestment in the legacy baseload units and a $6 million increase in operating costs related to the three new generation units. These results were partially offset by $35 million in lower interest expense driven by EFH’s liability management program, $14 million lower retail bad debt expense and $8 million in lower accrued interest on uncertain income tax positions.

First quarter 2011 adjusted (non-GAAP) operating results related to the regulated business declined $13 million (after tax) as compared to first quarter 2010. The results reflected (all after tax) a $10 million decrease in revenues from lower consumption primarily due to milder weather, $7 million in higher depreciation reflecting infrastructure investment, and $6 million in higher operating costs. These improvements were partially offset by $13 million in higher revenues from transmission rate and distribution tariff increases and growth in points of delivery.

Long-Term Hedging Program

The EFH long-term hedging program is designed to reduce exposure to changes in future wholesale electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. As of March 31, 2011, these subsidiaries have sold forward approximately 1.0 billion MMBtu of natural gas (equivalent to the natural gas exposure of approximately 121,000 GWh at an assumed 8.0 market heat rate) for the period April 1, 2011 through December 31, 2015 at weighted average annual hedge prices ranging from $7.19 per MMBtu to $7.80 per MMBtu. These forward natural gas sales include related put and call transactions (referred to as collars), primarily for year 2014 of the program, that effectively hedge natural gas prices within a range. Collars represented approximately 15% of the positions in the long-term hedging program at March 31, 2011, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu. Taking into consideration the positions in the long-term hedging program and forward retail and wholesale power sales, EFH has effectively hedged an estimated 48% of the natural gas price exposure related to its expected generation output for the period April 1, 2011 through December 31, 2015 (on an average basis for such period and assuming an 8.0 market heat rate).

Based on the size of the long-term hedging program as of March 31, 2011, a $1.00/MMBtu change in natural gas prices across the hedged period would result in the recognition by EFH of up to $1.0 billion in pretax unrealized mark-to-market gains or losses. The effects of changes in forward natural gas prices on the values of positions in the program are reflected in net income (GAAP) as discussed above. Reported unrealized mark-to-market net losses (pretax) associated with the long-term hedging program totaled $342 million for first quarter 2011, primarily reflecting the reversal of previously recorded unrealized net gains on positions settled in the period. Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost. The cumulative unrealized mark-to-market net gain (pretax) related to positions in the long-term hedging program totaled $2,801 million and $3,143 million at March 31, 2011 and December 31, 2010, respectively.

Additional Information

Additional information, including the calculation of Adjusted EBITDA, one of the key metrics used for purposes of certain covenants contained in the EFH senior secured notes indenture, is available in the EFH Form 10-Q on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its first quarter 2011 results with its investors on Friday, April 29, 2011 at 10:00 a.m. Central (11:00 a.m. Eastern). The telephone number to participate in the conference call is (888) 825-4458 in the United States and Canada and (973) 638-3323 internationally, with conference code 58142029. The teleconference also will be webcast live in the Investor Relations section on EFH’s website.

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About Energy Future Holdings

EFH is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of TXU Energy, a retail electricity provider with approximately 2 million customers in Texas, and Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. EFH’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than three million delivery points and 118,000 miles of distribution and transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. A discussion of the risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s long-term hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not being largely correlated to natural gas prices; any decrease in market heat rates as EFH’s long-term hedging program generally does not mitigate exposure to changes in market heat rates; the unwillingness or failure of any hedge counterparty or the lenders under the company’s collateral revolving credit facility to perform their respective obligations; or any other unforeseen event that results in the inability to continue to use a first lien to secure a substantial portion of the hedges under EFH’s long-term hedging program.

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Investor Relations:		Corporate Communications:
Rima Hyder 214.812.5090	Charles Norvell 214.812.8062	Lisa Singleton 214.812.5049

Tables

Table A1: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

First Quarter 2011; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	1,672	—	1,672
Fuel, purchased power costs and delivery fees	(830)	(6)[a]	(836)
Net gain (loss) from commodity hedging and trading activities	(94)	322 [a]	228
Operating costs	(216)	—	(216)
Depreciation and amortization	(369)	—	(369)
Selling, general and administrative expenses	(165)	—	(165)
Franchise and revenue-based taxes	(21)	—	(21)
Other income	41	(21)[b]	20
Other deductions	(4)	—	(4)
Interest income	2	—	2
Interest expense and related charges	(643)	(142)[c]	(785)

Loss before income taxes and equity in earnings	(627)	153	(474)
Income tax benefit	215	(56)[d]	159
Equity in earnings of unconsolidated subsidiaries (net of tax)	50	—	50

Net loss/adjusted (non-GAAP) operating loss	(362)	97	(265)

[a]

These adjustments total $316 million and represent unrealized mark-to-market net losses on commodity positions, including $342 million in net losses related to the long-term hedging program and $26 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents a gain related to a counterparty bankruptcy settlement.
[c]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[d]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A2: Consolidated: Reconciliation of GAAP Results to Adjusted (non-GAAP) Operating Results

First Quarter 2010; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	1,999	18 [a]	2,017
Fuel, purchased power costs and delivery fees	(1,047)	(33)[a]	(1,080)
Net gain from commodity hedging and trading activities	1,213	(978)[a]	235
Operating costs	(197)	—	(197)
Depreciation and amortization	(342)	—	(342)
Selling, general and administrative expenses	(187)	—	(187)
Franchise and revenue-based taxes	(22)	—	(22)
Other income	33	(14)[b]	19
Other deductions	(11)	—	(11)
Interest income	10	—	10
Interest expense and related charges	(954)	107 [c]	(847)

Income (loss) before income taxes and equity in earnings	495	(900)	(405)
Income tax (expense) benefit	(203)	330 [d]	127
Equity in earnings of unconsolidated subsidiaries	63	—	63

Net income /adjusted (non-GAAP) operating (loss)	355	(570)	(215)

[a]

These adjustments total $993 million and represent unrealized mark-to-market net gains on commodity positions, including $1.057 billion in net gains related to the long-term hedging program and $64 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents debt extinguishment gains.
[c]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[d]

Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes $8 million charge resulting from the health care legislation enacted by the U.S. Congress in March 2010.

Table B: Financial definitions

Term	Definition

GAAP	Generally accepted accounting principles.

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, noncash items, unusual items, income from discontinued operations and other adjustments allowable under the EFH senior secured notes indenture. Adjusted EBITDA plays an important role in respect of certain covenants contained in the EFH senior secured notes. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.

Competitive Business	Refers to the combined results of the Competitive Electric segment and Corp. & Other.

Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, excludes unrealized gains and losses.

EBITDA (non-GAAP)	Net income before interest expense and related charges and income tax expense (benefit) plus depreciation and amortization.

Regulated Delivery Segment	Refers to the results of the Regulated Delivery segment, which consists of Oncor.